As filed with the Securities and Exchange Commission on February 7, 2012
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

EPAM SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware		223536104
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
	EPAM Systems, Inc. 41 University Drive, Suite 202 Newtown, Pennsylvania 18940 267-759-9000 (t)
(Address of Principal Executive Offices, Including Zip Code)

EPAM Systems, Inc. 2006 Stock Option Plan, as Amended EPAM Systems, Inc. 2012 Long Term Incentive Plan EPAM Systems, Inc. 2012 Non-Employee Directors Compensation Plan (Full title of the plan)

Ginger Mosier Vice President, General Counsel & Corporate Secretary EPAM Systems, Inc. 41 University Drive, Suite 202 Newtown, Pennsylvania 18940 267-759-9000 (t) 267-759-8989 (f)
(Name, address and telephone number, including area code, of agent for service)

With a copy to:
Jean McLoughlin Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share
- 2006 Stock Option Plan, as amended	7,328,944 (2)	$5.99 (3)	$43,900,374.56	$5,030.98
- 2012 Long Term Incentive Plan	9,246,800 (4)	$18.00 (5)	$166,442,400.00	$19,074.30
- 2012 Non-Employee Directors Compensation Plan	600,000 (6)	$18.00 (7)	$10,800,000.00	$1,237.68
Total	17,175,744		$221,142,774.56	$25,342.96

(1)
In the event of a stock split, stock dividend or similar transaction involving the Registrant’s common stock, $0.001 par value per share (“Common Stock”), the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Represents 733,808 shares of Common Stock available for future issuance under the 2006 Stock Option Plan, as amended (the “2006 Plan”).  As of January 11, 2012, these shares are also available for issuance under the 2012 Long Term Incentive Plan (the “2012 Plan”).  In addition, this number also represents 6,595,136 shares subject to outstanding awards under the 2006 Plan as of February 7, 2012.  The 2006 Plan will be amended and restated as of the closing of the Company’s proposed initial public offering and no new awards will be made under the 2006 Plan after such time.  However, outstanding awards granted under this plan continue to be governed by its terms.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.  The Proposed Maximum Offering Price Per Share is the weighted average exercise price of outstanding awards granted under the 2006 Plan and the shares remaining available for issuance under the 2006 Plan (for which the Proposed Maximum Offering Price Per Share is the high point of the range of the public offering price in the Registrant’s proposed initial public offering) (rounded up to the nearest cent).

(4)
Represents shares of Common Stock authorized for issuance under the 2012 Plan.  To the extent outstanding awards under the 2006 Plan expire or terminate for any reason prior to exercise or would otherwise return to the share reserve under the 2006 Plan, the shares of Common Stock subject to such awards will instead be available for future issuance under the 2012 Plan.  See footnote 2 above.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.  The Proposed Maximum Offering Price Per Share is the high point of the range of the public offering price in the Registrant’s proposed initial public offering.

(6)	Represents shares of Common Stock authorized for issuance under the 2012 Non-Employee Directors Compensation Plan (the “Directors Compensation Plan”).

(7)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.  The Proposed Maximum Offering Price Per Share is the high point of the range of the public offering price in the Registrant’s proposed initial public offering.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions.  The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)  The Company’s Registration Statement on Form S-1 (Registration No. 333-174827), as originally filed by the Registrant on June 10, 2011, and subsequently amended.

(b)  The description of the Company’s share capital which is contained in the Company’s Registration Statement on Form 8-A (Registration No. 001-35418), dated February 3, 2012, including any amendments or supplements thereto.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article 8 of the Registrant’s third amended and restated certificate of incorporation, which will be in effect on the closing of the Registrant’s proposed initial public offering, provides that the Registrant must indemnify its directors and officers as well as directors or officers of another corporation, partnership, joint venture, trust or other enterprise serving at the request of the Registrant, and may indemnify its employees and other agents, in each case to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s third amended and restated certificate of incorporation, which will be in effect on the closing of this offering, provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The Registrant has entered into and will in the future enter into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers  against expenses and liabilities to the fullest extent permitted by Delaware law and by its certificate of incorporation or bylaws.  These agreements also provide, subject to certain exceptions, for indemnification for related expenses including, among others, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number

4.1
Form of Third Amended and Restated Certificate of Incorporation, to be in effect upon completion of the Registrant’s proposed initial public offering (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, as amended, dated January 23, 2012 (Commission File No. 333-174827))

4.2
Form of Amended and Restated Bylaws to be in effect upon completion of the Registrant’s proposed initial public offering (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, as amended, dated January 23, 2012 (Commission File No. 333-174827))

4.3
Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1, as amended, dated January 23, 2012 (Commission File No. 333-174827))

4.4
Amended and Restated Registration Rights Agreement dated February 19, 2008 (incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1, as amended, dated June 10, 2011 (Commission File No. 333-174827))

5.1	Opinion of Davis Polk & Wardwell LLP (filed herewith)

23.1	Consent of Deloitte & Touche LLP (filed herewith)

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature pages hereof)

99.1
EPAM Systems, Inc. Amended & Restated 2006 Stock Option Plan (incorporated herein by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1, as amended, dated January 23, 2012 (Commission File No. 333-174827))

99.2
EPAM Systems, Inc. 2012 Long Term Incentive Plan  (incorporated herein by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1, as amended, dated January 23, 2012 (Commission File No. 333-174827))

99.3
EPAM Systems, Inc. 2012 Non-Employee Directors Compensation Plan (incorporated herein by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1, as amended, dated January 23, 2012 (Commission File No. 333-174827))

Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

(iii) To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the

Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, EPAM Systems, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newtown, State of Pennsylvania on the 7th day of  February,  2012.

EPAM Systems, Inc.

By:	/s/ Arkadiy Dobkin
	Name:	Arkadiy Dobkin
	Title:	Chairman, CEO and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Arkadiy Dobkin, Ilya Cantor and Ginger Mosier and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable EPAM Systems, Inc. to comply with the Securities Act of 1933 and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the registration statement on Form S-8 under the Securities Act of 1933, including specifically but without limitation, power and authority to sign the name of the undersigned to such registration statement, and any amendments to such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed this  7th day of  February, 2012 by the following persons in the following capacities.

Signature	Title	Date

/s/ Arkadiy Dobkin		February 7, 2012
Arkadiy Dobkin	Chairman, CEO and President (principal executive officer)

/s/ Ilya Cantor		February 7, 2012
Ilya Cantor	Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Karl Robb		February 7, 2012
Karl Robb	Director

/s/ Andrew J. Guff		February 7, 2012
Andrew J. Guff	Director

/s/ Donald P. Spencer		February 7, 2012
Donald P. Spencer	Director

/s/ Ross Goodhart		February 7, 2012
Ross Goodhart	Director

/s/ Robert Segert		February 7, 2012
Robert Segert	Director

/s/ Ronald P. Vargo		February 2, 2012
Ronald P. Vargo	Director

EXHIBIT INDEX

Exhibit Number

4.1
Form of Third Amended and Restated Certificate of Incorporation, to be in effect upon completion of the Registrant’s proposed initial public offering (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, as amended, dated January 23, 2012 (Commission File No. 333-174827))

4.2
Form of Amended and Restated Bylaws to be in effect upon completion of the Registrant’s proposed initial public offering (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, as amended, dated January 23, 2012 (Commission File No. 333-174827))

4.3
Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1, as amended, dated January 23, 2012 (Commission File No. 333-174827))

4.4
Amended and Restated Registration Rights Agreement dated February 19, 2008 (incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1, as amended, dated June 10, 2011 (Commission File No. 333-174827))

5.1	Opinion of Davis Polk & Wardwell LLP (filed herewith)

23.1	Consent of Deloitte & Touche LLP (filed herewith)

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature pages hereof)

99.1
EPAM Systems, Inc. Amended & Restated 2006 Stock Option Plan (incorporated herein by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1, as amended, dated January 23, 2012 (Commission File No. 333-174827))

99.2
EPAM Systems, Inc. 2012 Long Term Incentive Plan  (incorporated herein by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1, as amended, dated January 23, 2012 (Commission File No. 333-174827))

99.3
EPAM Systems, Inc. 2012 Non-Employee Directors Compensation Plan (incorporated herein by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1, as amended, dated January 23, 2012 (Commission File No. 333-174827))